Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated January 16, 1997 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 286 (IM-IT Limited Maturity, Connecticut IM-IT, Florida IM-IT, Minnesota IM-IT and South Carolina Quality Trusts) as of January 16, 1997 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants" in Prospectus Part I.




                                    Grant Thornton LLP

Chicago, Illinois
January 16, 1997